EXHIBIT 10.1

 Amendment No. RI0785A

AMENDMENT
TO THE
MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of January 1, 2012, between CoBANK, ACB (“CoBank”) and CONNECTICUT WATER SERVICE, INC., Clinton, Connecticut, a Connecticut corporation (the “Company”).

BACKGROUND

CoBank and the Company are parties to  Master Loan Agreement No. RX0785 dated as of June 29, 2009 (such agreement is hereinafter referred to as the “MLA”).  CoBank and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1.           Sections 4.03 and 4.18 of the MLA are hereby amended and restated to read as follows:

SECTION 4.03.                              Operation of Business. The Company and each Subsidiary possesses all licenses, certificate, permits, authorizations, approvals, franchises, patents, copyrights, trademarks, trade names, rights thereto, or the like which are material to the operation of its business or required by Law, and neither the Company nor any Subsidiary is in violation of the rights of others with respect thereto. Without limiting the foregoing, CWC has all certificates of convenience and necessity and other governmental authorizations required by the Connecticut Public Utilities Regulatory Authority (the "PURA"), other applicable governmental authorities, and Law in order for it to operate its business as presently operated and as proposed to be operated.

SECTION 4.18.                              Rate Matters. (A) CWC's rates for water are regulated by, and have been approved by, the PURA; and (B) there is no pending and to the Company’s knowledge, threatened action or proceeding before the PURA, any court, or any other governmental authority, the objective or result of which is or could be to: (1) reduce or otherwise adversely change any of CWC's rates for the provision of water and/or wastewater services, except as contemplates pursuant to PURA Docket No. 06-07-08RE01, Application of The Connecticut Water Company to Amend Rate Schedules - Temporary Rate Reduction; (2) limit or revoke any of the CWC's permits or other authorizations to conduct business; or (3) otherwise have a Material Adverse Effect.

2.           Section 7.01 of the MLA is hereby amended and restated to read as follows:

SECTION 7.01.                              Total Debt to Capitalization Ratio. The Company and its consolidated Subsidiaries shall have at all times a ratio of Total Debt to Capitalization of not more than 0.65 to 1.00.  In addition to the forgoing, the Company's regulated Subsidiaries, CWC and Aqua Maine, Inc. (or Aqua Maine, Inc.'s successor in name and/or interest), shall each have at all times a ratio of Total Debt to Capitalization of not more than 0.60 to 1.00

3.           Section 1.01 of Exhibit A to MLA is hereby amended by deleting the definition of CPUC and adding the following definition:

PURA shall have the meaning set forth in Section 4.03 hereof.

4.           Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		CONNECTICUT WATER SERVICE, INC.

By:	/s/ Shannon Davoren	By:	/s/ David C. Benoit

Title:	Assistant Corporate Secretary	Title:	Vice President – Finance and Chief Financial Officer